As filed with the Securities and Exchange Commission on April 6, 2021

Registration No. 333-44250

Registration No. 333-167063

Registration No. 333-204756

Registration No. 333-231433

Registration No. 333-231434

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
FILE NO. 333-44250

POST-EFFECTIVE AMENDMENT NO. 1
FILE NO. 333-167063

POST-EFFECTIVE AMENDMENT NO. 2
FILE NO. 333-204756

POST-EFFECTIVE AMENDMENT NO. 1
FILE NO. 333-231433

POST-EFFECTIVE AMENDMENT NO. 2
FILE NO. 333-231434

TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMTC CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	98-0197680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7050 Woodbine Ave., Suite 300

Markham, Ontario, Canada L3R 4G8

(Address of principal executive offices, including zip code)

SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan
Amended and Restated SMTC (HTM) 1998 Equity Incentive Plan
Amended SMTC Corporation/SMTC Manufacturing Corporation of Canada 2000 Equity Incentive Plan
SMTC CORPORATION 2010 INCENTIVE PLAN
SMTC CORPORATION 2019 INCENTIVE PLAN

(Full title of the plans)

Edward Smith

President and Chief Executive Officer

SMTC Corporation

7050 Woodbine Ave., Suite 300

Markham, Ontario, Canada L3R 4G8

(905) 479-1810

(Name, address and telephone number, including area code, of agent for service)

Copies to:

M. Christopher Hall Perkins Coie LLP 1120 N.W. Couch Street, 10th Floor Portland, OR 97209 (503) 727-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements (collectively, the “Registration Statements”) of SMTC Corporation (the “Company”):

•	Registration Statement No. 333-44250, filed with the Securities and Exchange Commission (the “SEC”) on August 22, 2000;
•	Registration Statement No. 333-167063, filed with the SEC on May 25, 2010;
•	Registration Statement No. 333-204756, filed with the SEC on June 5, 2015, as amended by Post-Effective Amendment No. 1, filed with the SEC on May 14, 2019;
•	Registration Statement No. 333-231433, filed with the SEC on May 13, 2019; and
•	Registration Statement No. 333-231434, filed with the SEC on May 13, 2019, as amended by Post-Effective Amendment No. 1, filed with the SEC on May 14, 2019.

On April 5, 2021, EMS Silver Merger Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of EMS Silver Inc., a Delaware corporation (“Parent”), completed its merger (the “Merger”) with and into the Company, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 3, 2021 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. The Company was the surviving corporation in the Merger and, as a result, is now a wholly-owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its common stock, par value $0.01 (“Common Stock”), pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in Part II, Item 9 in the Registration Statements pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing these Post-Effective Amendments to terminate the effectiveness of the Registration Statements to deregister and remove from registration all of the shares of Common Stock registered under the Registration Statements which remained unissued under the Registration Statements as of the effective time of the Merger. The Registration Statements are hereby amended, as applicable, to reflect the deregistration of all such shares of Common Stock registered on the above-referenced Registration Statements that have not been sold or offered or otherwise remain unissued. After giving effect to these Post-Effective Amendments, there will be no remaining shares of Common Stock registered for issuance by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on April 6, 2021.

SMTC CORPORATION By:/s/ Edward Smith Name:Edward Smith Title:President and Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.